Exhibit 99.1

NEWS RELEASE

For more information contact:

FEI Company

Fletcher Chamberlin

Treasurer & Communications Director

(503) 726-7710

fletcher.chamberlin@fei.com

FEI Reports First Quarter Results

Sets New Record for First-Quarter Bookings of $167.9 Million

HILLSBORO, Ore., May 4, 2010 — FEI Company (NASDAQ: FEIC) reported the highest first-quarter bookings in the company’s history. Revenue increased compared with last year’s first quarter and was in line with expectations after the effect of currency changes. Gross margin increased from the fourth quarter of 2009, and earnings were affected by previously-announced bad debt expense and restructuring charges.

For the first quarter, net bookings were $167.9 million, the largest first-quarter total ever and the third-highest total for any quarter in the company’s history. Net bookings include a downward adjustment of the backlog of $7.7 million due to currency movements. Bookings were 3% above fourth-quarter 2009 bookings of $163.3 million and 29% above last year’s first quarter total of $130.6 million. The backlog at the end of the quarter was a record $373.4 million, of which approximately 90% is expected to ship in the next 12 months.

Net sales of $149.1 million were down 3% compared to the fourth quarter of 2009 and up 5% from the first quarter of 2009. Changes in foreign currency rates reduced revenue by $4.1 million compared to the fourth quarter of 2009 and increased revenue by $3.7 million compared with the first quarter a year ago.

Net income for the first quarter of 2010 was $4.1 million, compared with $6.6 million in the fourth quarter of 2009 and $6.3 million in last year’s first quarter. Diluted earnings per share in the latest quarter were $0.11, compared with $0.17 in the fourth quarter of 2009 and $0.17 in the first quarter of 2009.

Net income in the first quarter of 2010 was reduced by an increase to bad debt expense of $2.1 million or $0.05 per share related to nonpayment from a government set-aside contractor on equipment delivered by FEI to a U.S. government agency and a prime contractor. Restructuring expenses in the latest quarter reduced income by $0.9 million or $0.02 per diluted share. The tax rate for the latest quarter was 17.1%, compared with 14.0% in the fourth quarter and 18.8% in last year’s first quarter.

“Bookings were strong in the first quarter,” said Don Kania, president and CEO of FEI, “paced by growth in Electronics, where bookings were up 13% from the fourth quarter and 70% from the year-ago quarter. Our laboratory-focused strategy in this segment both mitigated the effect of the industry downturn and now provides us with significant growth opportunities as that industry recovers.

“Gross margins improved to 39.7% from 38.4% in last year’s fourth quarter due to operational and market improvements and a stronger dollar,” Kania continued. “Operating expenses increased, in part because of the unusual bad debt write-off, and we are focused on reducing those expenses in future quarters. We enter the second quarter with good momentum, based on a record backlog, a solid order outlook, the cyclical recovery in Electronics and continued operating improvements.”

Bookings and revenue comparisons for the company’s market segments and other data are included in the supplementary information attached to this release, along with detailed statements of operations and balance sheets.

Guidance for Q2 2010

On April 12, FEI announced plans to relocate the manufacturing of its Small DualBeam™ product line from Eindhoven, the Netherlands to its facility in Brno, Czech Republic. The move is expected to take approximately nine months and involves 50 job transfers and products with approximately $60 million in annual revenue. The company expects to incur restructuring costs related to the move, primarily for severance, training and build-out of its existing facility in Brno, with the majority of the charges expected to be incurred in the second quarter of 2010 and the remainder spread between the second half of 2010 and the first half of 2011. The company also expects to incur severance costs for individuals not associated with the product line move. The product line move is subject to change until the conclusion of a required consultation process with the local works council and trade unions. Estimated savings from the product line move and severance are expected to be approximately $4.5 million per year, after full implementation.

Assuming a euro/dollar exchange rate of $1.35, FEI expects net sales in the second quarter of 2010 to be in the range of $145 million to $150 million. Bookings are expected to be at least $160 million. Non-GAAP earnings per share exclusive of restructuring charges are expected to be in the range of $0.18 to $0.23. Restructuring charges are estimated to be approximately $9 million or $0.23 per share in the quarter, and GAAP earnings per share are expected to be in the range of $(0.05) to breakeven.

The company’s earnings guidance for the second quarter of 2010 includes a non-GAAP earnings per share forecast that excludes certain restructuring expenses, including those related to the relocation of the manufacturing of our Small DualBeam product line. This restructuring was disclosed on a Current Report on Form 8-K that was filed with the Securities and Exchange Commission on April 12, 2010. FEI management believes that providing this non-GAAP forecast is helpful to investors to better understand the company’s core operating performance and comparisons to prior periods that did not include large restructuring charges. There are, however, limitations in using non-GAAP financial measures. Because they are not prepared in accordance with GAAP they may be different from non-GAAP financial measures used by other companies, thereby making comparisons more difficult. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact on the company’s financial results and exclude both cash and non-cash items. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The company’s non-GAAP earnings forecast should be viewed in conjunction with its GAAP earnings forecast and other financial forecasts and financial information.

Investor Conference Call — 2:00 p.m. Pacific time, Tuesday, May 4, 2010

Parties interested in listening to FEI’s quarterly conference call may do so by dialing 1-877-941-6010 (U.S., toll-free) or 1-480-629-9773 (international), with the conference title: FEI First Quarter Earnings Call, Conference ID 4285936. The call can also be accessed via the web by going to FEI’s Investor Relations page at www.fei.com, where the webcast will also be archived. A telephone replay of the call will also be accessible for one month by dialing 1-800-406-7325 (US) or 1-303-590-3030 (international) and entering the access code 4285936#.

About FEI

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications globally and across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a history of over 60 years of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements that include our guidance for the second quarter of 2010 and future periods; the expected shipment of our backlog; expectations about operating expenses and restructuring expense; expectations for future bookings; expectations about gross margins and operating expenses; expectations about foreign currency rates; expected tax benefits; and expectations for product sales and performance, and performance of certain market segments. Factors that could affect these forward-looking statements include, but are not limited to, the global economic environment; the timing, size, execution and ultimate success of government stimulus programs; lower than expected customer orders and the potential weakness of the Research & Industry, Electronics and Life Sciences market segments; bankruptcy or insolvency of customers or suppliers; cyclical changes in the data storage and semiconductor industries, which are the major components of Electronics market revenue; fluctuations in foreign exchange, interest and tax rates; changes in tax rate and laws and accounting rules regarding taxes; the ongoing determination of the effectiveness of foreign exchange hedge transactions; valuation of the auction rate securities we hold and classification of them on the balance sheet; reduced profitability due to failure to achieve or sustain margin improvement in service or product manufacturing; the relative mix of higher-margin and lower-margin products; failure to achieve expected cost reductions and other improvements from restructuring plans; risks associated with shipping a high percentage of the company’s quarterly revenue in the last month of the quarter; customer requests to defer planned shipments; failure of customers to adopt new technologies; increased competition and new product offerings from competitors; lower average sales prices and reduced margins on some product sales due to increased competition; failure of the company’s products and technology to find acceptance with customers; delays in new product introduction and the inability to manufacture products in required volumes; inability to deploy products as expected or delays in shipping products due to technical problems or barriers; potential shipment or supply chain disruptions due to natural disasters or terrorist attacks; shipment delays due to other supply chain problems; changes to or potential additional restructurings and reorganizations not presently anticipated; reduced sales due to geopolitical risks; changes in trade policies and tariff regulations; changes in the regulatory environment in the nations where we do business; additional selling, general and administrative or research and development expenses; additional costs related to future merger and acquisition activity; and failure of the company to achieve anticipated benefits of acquisitions and collaborations, including failure to achieve financial goals and integrate future acquisitions successfully. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the U.S. Securities and Exchange Commission for additional information on these factors and other factors that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

FEI Company and Subsidiaries

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	April 4, 2010	December 31, 2009	April 5, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$143,546	$124,199	$209,172
Short-term investments in marketable securities	190,628	212,119	16,988
Short-term restricted cash	11,191	17,141	9,626
Receivables, net	160,719	152,601	153,855
Inventories, net	132,092	138,242	141,394
Deferred tax assets	2,839	2,734	3,148
Other current assets	47,933	39,470	35,346

Total current assets	688,948	686,506	569,529
Non-current investments in marketable securities	24,451	39,662	97,880
Long-term restricted cash	38,188	35,901	39,271
Non-current inventories	43,036	44,385	40,893
Property plant and equipment, net	79,615	81,893	74,975
Goodwill	44,809	44,615	40,943
Deferred tax assets	3,711	3,369	1,998
Other assets, net	14,650	17,638	29,254

TOTAL	$937,408	$953,969	$894,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$39,600	$40,587	$38,669
Accrued liabilities	34,348	36,434	34,408
Deferred revenue	70,318	65,805	55,327
Income taxes payable	3,859	1,321	4,376
Accrued restructuring, reorganization and relocation	30	32	111
Short-term line of credit	47,250	59,600	70,800
Other current liabilities	46,273	47,693	39,374

Total current liabilities	241,678	251,472	243,065
Convertible debt	100,000	100,000	100,000
Other liabilities	32,906	34,973	30,779
SHAREHOLDERS’ EQUITY:
Preferred stock - 500 shares authorized; none issued and outstanding	—	—	—
Common stock - 70,000 shares authorized; 37,921, 37,859, and 37,349 shares issued and outstanding at April 4, 2010, December 31, 2009, and April 5, 2009	488,385	485,557	472,762
Retained earnings (deficit)	25,580	21,476	5,171
Accumulated other comprehensive income	48,859	60,491	42,966

Total shareholders’ equity	562,824	567,524	520,899

TOTAL	$937,408	$953,969	$894,743

FEI Company and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended
	April 4, 2010	December 31, 2009	April 5, 2009

NET SALES:
Products	$111,877	$118,417	$108,562
Service and components	37,222	36,032	33,271

Total net sales	149,099	154,449	141,833

COST OF SALES:
Products	64,688	69,635	59,887
Service and components	25,206	25,544	23,254

Total cost of sales	89,894	95,179	83,141

Gross profit	59,205	59,270	58,692

OPERATING EXPENSES:
Research and development	17,132	17,556	16,780
Selling, general and administrative	35,575	31,901	32,826
Restructuring, reorganization and relocation	914	826	962

Total operating expenses	53,621	50,283	50,568

OPERATING INCOME	5,584	8,987	8,124

OTHER INCOME (EXPENSE):
Interest income	991	581	1,133
Interest expense	(1,218)	(1,143)	(1,912)
Other, net	(409)	(769)	459

Total other (expense), net	(636)	(1,331)	(320)

INCOME BEFORE TAXES	4,948	7,656	7,804
INCOME TAX EXPENSE	844	1,070	1,466

NET INCOME	$4,104	$6,586	$6,338

BASIC NET INCOME PER SHARE DATA:	$0.11	$0.17	$0.17

DILUTED NET INCOME PER SHARE DATA:	$0.11	$0.17	$0.17

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	37,891	37,767	37,322

Diluted	38,308	38,194	37,616

FEI Company and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Thirteen Weeks Ended (1)
	April 4,	December 31,	April 5,
	2010	2009	2009
NET SALES:
Products	75.0%	76.7%	76.5%
Service and components	25.0%	23.3%	23.5%

Total net sales	100.0%	100.0%	100.0%

COST OF SALES:
Products	43.4%	45.1%	42.2%
Service and components	16.9%	16.5%	16.4%

Total cost of sales	60.3%	61.6%	58.6%

Gross profit	39.7%	38.4%	41.4%

OPERATING EXPENSES:
Research and development	11.5%	11.4%	11.8%
Selling, general and administrative	23.9%	20.7%	23.1%
Restructuring, reorganization and relocation	0.6%	0.5%	0.7%

Total operating expenses	36.0%	32.6%	35.7%

OPERATING INCOME	3.7%	5.8%	5.7%

OTHER INCOME (EXPENSE):
Interest income	0.7%	0.4%	0.8%
Interest expense	-0.8%	-0.7%	-1.3%
Other, net	-0.3%	-0.5%	0.3%

Total other (expense), net	-0.4%	-0.9%	-0.2%

INCOME BEFORE TAXES	3.3%	5.0%	5.5%

INCOME TAX EXPENSE	0.6%	0.7%	1.0%

NET INCOME	2.8%	4.3%	4.5%

(1)	Percentages may not add due to rounding.

FEI COMPANY

Supplemental Data Table

($ in millions, except per share amounts)

(Unaudited)

	Q1 Ended 4-Apr-2010	Q4 Ended 31-Dec-2009	Q1 Ended 5-Apr-2009
Income Statement Highlights
Consolidated sales	$149.1	$154.4	$141.8
Gross margin	39.7%	38.4%	41.4%
Stock compensation expense - TOTAL	$2.8	$2.6	$2.9
Net income	$4.1	$6.6	$6.3
Diluted net income per share	$0.11	$0.17	$0.17
Interest income add back included in the calculation of diluted EPS	$0.0	$0.0	$0.0
Sales by Market Segment
Electronics	$41.3	$33.0	$29.3
Research & Industry	$46.5	$56.3	$58.3
Life Sciences	$24.1	$29.1	$20.9
Service and Components	$37.2	$36.0	$33.3
Sales by Geography
USA & Canada	$46.2	$56.3	$55.5
Europe	$45.5	$47.3	$48.9
Asia-Pacific and Rest of World	$57.4	$50.8	$37.4
Gross Margin by Market Segment
Electronics	45.1%	50.8%	49.8%
Research & Industry	39.9%	41.6%	45.3%
Life Sciences	41.6%	29.5%	36.6%
Service and Components	32.3%	29.1%	30.1%
Bookings
Total	$167.9	$163.3	$130.6
Book-to-bill ratio	1.13	1.06	0.92
Backlog - total	$373.4	$354.6	$319.3
Backlog - Service and Components	$82.7	$68.0	$62.5
Bookings by Market Segment
Electronics	$56.4	$49.9	$33.2
Research & Industry	$41.9	$58.2	$39.4
Life Sciences	$17.7	$15.5	$19.2
Service and Components	$51.9	$39.7	$38.8
Bookings by Geography
USA & Canada	$54.3	$45.6	$57.2
Europe	$49.7	$63.0	$32.1
Asia-Pacific and Rest of World	$63.9	$54.7	$41.3
Balance Sheet Highlights
Cash, equivalents, investments, restricted cash	$408.0	$429.0	$372.9
Operating cash generated (used)	$2.3	$42.7	$(1.6)
Accounts receivable	$160.7	$152.6	$153.9
Days sales outstanding (DSO)	98	90	99
Inventory turnover	2.7	2.6	2.4
Fixed asset investment (during quarter)	$2.6	$4.1	$3.0
Depreciation expense	$4.3	$4.5	$4.0
Working capital	$447.3	$435.0	$326.5
Headcount (permanent and temporary)	1,789	1,781	1,788
Euro quarterly average rate	1.3854	1.4770	1.3021
Euro ending rate	1.3591	1.4326	1.3408